ULTIMUS MANAGERS TRUST

EIGHTEENTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS EIGHTEENTH AMENDMENT dated as of the 29th day of January 2020 to the Custody Agreement, dated as of June 5, 2012, as amended August 20, 2012, August 21, 2012, December 31, 2012, May 28, 2013, September 11, 2013, May 15, 2014, August 26, 2014, November 11, 2014, March 24, 2015, April 6, 2015, July 9, 2015, August 26, 2015, December 16, 2015, July 28, 2016, January 23, 2017, May 24, 2017 and 3rd December, 2019 (the “Custody Agreement”), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the funds on Exhibit F; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Lyrical International Value Equity Fund will be added to Amended Exhibit F attached hereto.
2.	Lyrical Liquid Hedge Fund will be removed from Amended Exhibit F attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ David R. Carson	By:	/s/ Anita Zagrodnik

Name:	David R. Carson	Name:	Anita Zagrodnik

Title:	President	Title:	Senior Vice President

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